Exhibit 23.2
Consent of Independent Auditor
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of OceanaGold Corporation (the “Company”) of our report dated February 19, 2025 (except as to Note 11 which is as of February 18, 2026) relating to the consolidated financial statements as at and for the year ended December 31, 2024, which is incorporated by reference in the Company’s Form 40-F initial registration dated March 27, 2026.
We also consent to the incorporation by reference in this Registration Statement on Form S-8 of the Company of our report dated February 19, 2025 as at and for the years ended December 31, 2024 and 2023, relating to the consolidated financial statements, which is incorporated by reference in the Company’s Form 40-F initial registration dated March 27, 2026.
/s/PricewaterhouseCoopers
Melbourne, Australia
7 April 2026